QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

Kerr-McGee Corporation (the "Company") is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 14, 2005 in connection with the solicitation of proxies for the election of two directors to the Company's Board of Directors at the Company's 2005 Annual Meeting of Stockholders. The materials below constitute two press releases and a memorandum from the Chairman to Company employees.

Press Release

Kerr-McGee Announces Intention to Repurchase up to
$4 Billion of Common Stock Through Modified "Dutch
Auction" Tender Offer from $85 to $92 Per Share

Company Continues to Strengthen E&P Business
Through Targeted Divestitures;
Expands Hedging Program for 2005 - 2007

        Oklahoma City, April 14, 2005—Kerr-McGee Corp. (NYSE: KMG) today announced that its board of directors has authorized a modified "Dutch Auction" tender offer for up to $4 billion of its common stock, at a price not less than $85 per share or more than $92 per share. The minimum tender price reflects a 15% premium over the closing stock price on the New York Stock Exchange of $73.97 on April 13, 2005, the last full trading day prior to the announcement. The tender offer is expected to commence on or about April 18, 2005. The company expects the share repurchase to be accretive to earnings and cash flow per share.

        "We have been actively engaged in an evaluation of our oil and gas assets to high grade the portfolio to longer-life, less capital intensive properties," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "The current commodity price environment provides an opportunity to divest of shorter-life properties at attractive values. Also, we have already capitalized on these higher prices by expanding our hedging program.

        "As a result of these strategic actions, we are returning immediate value to our stockholders through this tender offer. The share repurchase demonstrates our confidence in the company and its future and represents another meaningful step in our commitment to enhance stockholder value," added Corbett.

        "Following the planned separation of our chemical business and the divestiture of higher production decline oil and gas properties, we will be better positioned to deliver consistent, competitive performance as a pure-play exploration and production company," said Corbett. "The new Kerr-McGee will benefit from a more attractive overall profile, including strong cash flows and longer reserve life."

        In the tender offer, stockholders will have the opportunity to tender some or all of their shares at a price within the range of $85 to $92 per share. Based on the number of shares tendered and the prices specified by the tendering stockholders, Kerr-McGee will determine the lowest per share price within the range that will enable it to buy up to $4 billion of its common stock. If the number of shares tendered at or below the determined per share price totals more than $4 billion, Kerr-McGee will purchase shares tendered at or below the determined price on a pro rata basis, as will be specified in the offer to purchase that will be distributed to stockholders.

        All shares purchased by the company will be purchased at the same price, even if stockholders selected a lower price; however, the company will not purchase any shares above the determined purchase price. If the tender is fully subscribed, then $4 billion of common stock will be repurchased, representing approximately 27% to 29% of the 160.3 million shares as of March 31, 2005.

        Kerr-McGee has obtained commitments from JP Morgan and Lehman Brothers, Inc., which will be used to finance the tender offer and ongoing working capital needs. The tender offer will be subject to customary terms and conditions contained within the commitment letters and on terms satisfactory to Kerr-McGee. The company expects that its credit rating for the near term will be reduced as a result of the increased financing levels.

        "With the proceeds from the separation of the chemical business, divestitures of selected oil and gas assets, and cash flow, which has been underpinned by an expanded hedging program for 2005 through 2007, we expect to be able to reduce debt in the range of approximately $3.5 billion to $4.5 billion during the next two years," said Corbett.

        The tender offer replaces the initial $1 billion share repurchase program announced by the company on March 8, 2005. Under the initial program, the company repurchased $250 million of Kerr-McGee shares in the open market.

Oil & Gas Portfolio Divestitures

        "Kerr-McGee's pure-play exploration and production strategy is to maintain a balanced portfolio of high-quality assets and to divest selected lower-growth, higher-decline properties. We are estimating the gross value of potential divestitures of oil and gas properties to be in the range of approximately $2 billion to $2.5 billion," said Corbett. "We will remain focused on creating value through our large inventory of repeatable, low-risk exploitation projects and our high-potential exploration opportunities from which we expect to achieve per share production growth. In addition, we expect to reduce capital and exploratory expenditures to a level appropriate for our longer life asset base."

        The divestitures are expected to include shorter-life properties located on the Gulf of Mexico shelf, in the United Kingdom sector of the North Sea and in select U.S. onshore areas. The targeted divestitures are expected to represent approximately 20% to 25% of current production and approximately 10% to 15% of proved reserves, as of Dec. 31, 2004.

        With the divestiture of these properties, Kerr-McGee expects its average reserve life will increase from approximately 9.3 years to approximately 10.3 years. Proved developed reserves are expected to continue to account for approximately 65% of total reserves.

Expanded Hedging Program

        Kerr-McGee's expanded hedging program, which includes a combination of costless collars and fixed-price swaps derivative contracts, now covers approximately 75% of the company's remaining 2005 and 2006 expected eligible production and approximately 50% of its 2007 expected eligible production. Eligible production excludes production from Bohai Bay, China, and gas production from the North Sea.

        A schedule of Kerr-McGee's existing contracts and a detailed quarterly breakout of expected 2005 production volumes by product and by region are available on the company's website at http://www.kerr-mcgee.com/ir/guidance.htm.

Dividend Revised

        Kerr-McGee's board of directors has determined that it will revise the dividend paid on the company's common stock to a level consistent with that paid by other pure-play exploration and production companies. Management has proposed that the annual dividend be reset at 20 cents per share of common stock. The board is expected to revise the dividend to the proposed level for the quarter ending June 30, 2005.

Additional Information

        Kerr-McGee has retained JP Morgan and Lehman Brothers to act as financial advisors and dealer managers in connection with the tender offer. Kerr-McGee's directors and executive officers have advised the company that they do not intend to tender their shares in the offer. The tender offer will not be contingent upon any minimum number of shares being tendered.

        Kerr-McGee's board of directors, JP Morgan and Lehman Brothers are not making any recommendation to stockholders as to whether or not they should tender any shares pursuant to the offer.

        This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly following commencement of the offer. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Kerr-McGee with the U.S. Securities and Exchange Commission at the Commission's website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at (877) 278-6310. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

        Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information, visit the company's website at www.kerr-mcgee.com.

###

Statements in this news release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "projects," "target," "budget," "goal," "plans," "objective," "outlook," "should," or similar words. In addition, any statements regarding possible commerciality, development plans, capacity expansions, drilling of new wells, ultimate recoverability of reserves, future production rates, cash flows and changes in any of the foregoing are forward-looking statements. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the success of the oil and gas exploration and production program, the price of oil and gas, drilling risks, uncertainties in interpreting engineering data, demand for consumer products for which Kerr-McGee's oil and gas business supplies raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets (including changes in currency exchange rates), political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this news release.

Media Contact:	Debbie Schramm Direct: 405-270-2877 Pager: 888-734-8294 dschramm@kmg.com
Investor Contact:	Rick Buterbaugh Direct: 405-270-3561
05-19

Press Release

Kerr-McGee Reaches Settlement with
Icahn Group and JANA Partners

Company Withdraws Litigation and Announces that Icahn and JANA
Will Withdraw Board Nominees Pending Completion of
Announced Share Repurchase Program

        Oklahoma City, April 14, 2005—Kerr-McGee Corp. (NYSE: KMG) announced today that it has entered into a settlement with Mr. Carl Icahn, certain affiliated funds and JANA Partners LLC. As a result, the company will dismiss its complaint with prejudice filed March 10, 2005, in the United States District Court for the Western District of Oklahoma.

        Kerr-McGee also announced that based on the company's recent actions to enhance stockholder value, including the previously announced separation of its chemical business and recently announced $4 billion share repurchase program in the form of a modified "Dutch Auction" tender offer, it has received written notice from the Icahn Group and JANA Partners confirming that they will immediately cease proxy solicitation activities. The Icahn Group and JANA Partners will withdraw their alternate board nominees from consideration for election to the board of directors of Kerr-McGee on successful completion of Kerr-McGee's repurchase program. Kerr-McGee has every expectation that it will complete the repurchase program by mid-May, 2005.

        "This settlement enables the company to deliver on its commitment to deliver stockholder value and to advance its strategy as a pure-play exploration and production company," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "Our conversations with Mr. Icahn and JANA have been productive."

        Kerr-McGee is an Oklahoma City-based energy and inorganic chemical company with worldwide operations and assets of more than $14 billion. For more information visit the company's website at www.kerr-mcgee.com.

###

IMPORTANT INFORMATION

        This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly following commencement of the offer. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Kerr-McGee with the U.S. Securities and Exchange Commission at the Commission's website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at 877-278-6310. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Media Contact:	Debbie Schramm Direct: 405-270-2877
Pager: 888-734-8294 dschramm@kmg.com
Investor Contact:	Rick Buterbaugh Direct: 405-270-3561
05-20

Memorandum

             KERR McGEE CORPORATION

KM memo

To:	All Employees
From:	Luke Corbett, Chairman and Chief Executive Officer
Date:	April 14, 2005
Re:	Announcement of Tender Offer

        Today, we announced that Kerr-McGee's board of directors has approved a modified "Dutch Auction" tender offer for up to $4 billion of its common stock, at a price not less than $85 per share or more than $92 per share. I'd like to share with you our strategy behind this announcement.

        We regularly review our assets, operations and objectives to ensure that they are in alignment with our strategy and our efforts to enhance value for stockholders. Considering the current high commodity prices and strong market for oil and gas assets, the Board decided that the divestiture of selected lower-growth, higher-decline oil and gas assets, an expanded hedging program and a revision in our dividend policy would strengthen our company and position us for future growth per share. We are returning the value from these transactions, coupled with the proceeds we expect from the separation of our chemical business and strong cash flow, to our stockholders through the tender offer that we announced today.

        This tender offer will be available to all stockholders, including employees who hold stock. Details on the offer will be mailed to stockholders.

        In regards to the divestiture of selected oil and gas properties to strengthen our asset portfolio, these properties are shorter-life assets with limited value-adding opportunities.

        Following are more details on the properties we are planning to include in the divestiture at this time, but please note that the program could be impacted by the market forces. The assets that we plan to divest include:

  •
  All of our Gulf of Mexico shelf properties
  •
  A portion of our properties in the United Kingdom sector of the North Sea
  •
  Selected assets in the U.S. onshore Southern Division
  •
  All U.S. onshore Powder River Basin properties

        Remember that these are targeted assets and may not necessarily reflect the final divestitures. We will provide more information as we move forward and will keep you informed of important decisions and developments. We will continue to post information on the intranet under a "News and Frequently Asked Questions" tab on the home page.

        In addition, based on our commitment to deliver stockholder value through the chemical business separation and share repurchase program, the Icahn Group agreed not to pursue its effort to put two of its candidates on Kerr-McGee's board of directors, and we have dropped our lawsuit against them. Both the Icahn Group and its associate, JANA Partners, have said publicly that they support our actions and agree these programs will prove beneficial to all our stockholders. We are pleased that these stockholders understand the strength of our company and are supportive of our actions.

        I recognize that change often can be difficult and distracting. Please know that your management team and I are focused on positioning Kerr-McGee and the chemical business for future growth and success. I encourage you to remain focused on your goals and objectives. Most importantly, please continue to place priority on safety so that everyone goes home injury free every day.

        As I've said before, we have great employees, and I want to emphasize how much the board and I appreciate your hard work and commitment. I'm confident that our emerging oil and gas company, as well as the stand-alone chemical business, will be well positioned to deliver consistent and competitive performance. We've built a great company over the past 76 years and together, we can lay the foundation for our future success.

IMPORTANT INFORMATION

        This memorandum is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on April [X], 2005. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Kerr-McGee with the U.S. Securities and Exchange Commission at the Commission's website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at (877) 278-6310. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

QuickLinks

Company Continues to Strengthen E&P Business Through Targeted Divestitures; Expands Hedging Program for 2005 - 2007
Company Withdraws Litigation and Announces that Icahn and JANA Will Withdraw Board Nominees Pending Completion of Announced Share Repurchase Program